Tel: +61 8 6382 4600	38 Station Street
Fax: +61 8 6382 4601	Subiaco, WA 6008
www.bdo.com.au	PO Box 700 West Perth WA 6872
Australia

Peninsula Energy Limited
Unit 17, Level 2
Spectrum Building
100 Railway Road
SUBIACO WA 6008

We hereby consent to use BDO Audit (WA) Pty Ltd in the 20-F Registration Statement under the Securities Act of 1933 constituting a part of this Registration Statement of our report dated September 18, 2015, relating to the consolidated financial statements of Peninsula Energy Limited, which is contained in that Registration Document.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Wayne Basford, Director

BDO Audit (WA) Pty Ltd

Perth, Western Australia

November 13, 2015

BDO Audit (WA) Pty Ltd ABN 79 112 284 787 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit (WA) Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation other than for the acts or omissions of financial services licensees